Exhibit 10.1


                              HEADS OF AGREEMENT
                       Expanded Dermagraft Joint Venture


     This Agreement is entered into effective as of January 14, 1998, by and between Advanced Tissue Sciences, Inc., a Delaware corporation ("ATS"), and Smith & Nephew plc, a company organized under the laws of the United Kingdom ("S&N"), together with their respective Affiliates (ATS Dermagraft, Inc., a California corporation, and Smith & Nephew SNATS, Inc., a Delaware corporation), with respect to the following facts:


                                   RECITALS

     A. ATS and S&N, through their Affiliates, have entered into certain agreements, dated as of April 29, 1996, as follows:

         1. Agreement of General Partnership of Dermagraft U.S., a Delaware general partnership (the "U.S. Partnership Agreement").

         2. Agreement of General Partnership of Dermagraft International, a Delaware general partnership (the "International Partnership Agreement").

         3.  U.S. License Agreement (the "U.S. License Agreement").

         4. International License Agreement (the "International License Agreement").

         5.  U.K. License Agreement (the "U.K. License Agreement").

         6.  DermEquip, L.L.C. Agreements.

For convenience of reference, the above-referenced agreements collectively shall be referred to as the "Dermagraft Agreements".

     B. Certain capitalized terms used in this Agreement are defined to have the meaning as specified on Exhibit A attached hereto and made a part hereof. Other capitalized terms used in this Agreement are defined in the Dermagraft Agreements.

     C. The Dermagraft Agreements involve the development, manufacture, marketing and sale of Dermagraft for the treatment of diabetic foot ulcers (the "Subject Product").

     D. As further described in this Agreement, ATS and S&N desire to expand the scope of the Dermagraft Agreements (i) to add Subject Wound Care Applications for Dermagraft (in addition to diabetic foot ulcers), (ii) to include the ATS product known as Dermagraft-TC (TM) for Subject Wound Care Applications, and (iii) to add Future Products.

     E. The parties intend this Agreement to be binding and enforceable on the parties in accordance with the terms of this Agreement. The parties understand and intend that amendments to or restatements of the Dermagraft Agreements will be prepared subsequently for approval and signature by both parties and their Affiliates, in order to further implement the parties' agreements as set forth in this Agreement.


     WHEREFORE, the parties hereto mutually agree to the following principal terms and agreements:

     1.     S&N Purchase of ATS Stock.
            -------------------------
            a. S&N (directly or through an Affiliate) hereby agrees to purchase from ATS, and ATS hereby agrees to sell to S&N (directly or through an Affiliate), approximately 1,538,461 shares of ATS common stock (the "Shares") [assuming $13.00 per share price], for an aggregate cash purchase price of $20 million, payable in cash within three (3) business days after the signing by both ATS and S&N of this Agreement. The exact number of the Shares shall be determined by dividing into $20 million the average of the last reported sale price per share of the ATS common stock on the Nasdaq National Market for the nine trading days ending on the date of this Agreement, using the last sale price for each of said nine days for determining the average per share price. ATS and S&N each warrants and agrees for itself and its Affiliates and directors and senior executives that they have not bought, sold or otherwise traded any ATS shares since December 22, 1997 to the date hereof, and that they have not done anything else outside the ordinary course of business for the purpose of affecting said closing sale prices for said nine trading days.

            b. Promptly after the receipt by ATS of said $20 million cash purchase price, ATS shall cause to be issued to S&N (or its Affiliate) a share certificate evidencing the Shares. The Shares will not be registered with the U.S. Securities and Exchange Commission ("SEC"), and the Shares will be subject to applicable securities law restrictions on the transfer and sale of the Shares.

            c. S&N (or its Affiliate) represents that it is purchasing the Shares for its own investment account. S&N (or its Affiliate) agrees that it will not sell the Shares prior to the "Permitted Sale Date", which shall be the earlier of (i) a Material Default by ATS or its Affiliates under the Dermagraft Agreements, (ii) thirty (30) months after the date hereof, or
(iii) the occurrence of one or more of the specific material changes specified on Exhibit B attached hereto, and then only after dissemination to the public of information regarding such occurrence(s). After the Permitted Sale Date, S&N (or its Affiliate) will be entitled to sell on the public market any or all of the Shares only after the Shares have been registered with the SEC, provided that after the Permitted Sale Date, and after two business days prior written notice to ATS, the Shares may be sold by S&N (or its Affiliate) pursuant to SEC Rule 144, in lieu of being sold pursuant to a registration statement. S&N (or its Affiliate) shall have one customary "demand registration right" pursuant to which ATS shall use diligent efforts to register the Shares and keep the registration statement effective until the Shares have been sold by S&N (or its Affiliate), and S&N (or its Affiliate) shall have customary "piggy back registration rights", subject to the customary underwriter's cut-back provision based upon market demands for ATS Shares. At such time as S&N (or its Affiliate) is permitted to sell some of the Shares, S&N (or its Affiliate) shall coordinate any public market sale through an underwriting firm which is reasonably acceptable to ATS.

            d. S&N hereby acknowledges (i) that it is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, and (ii) that it has such knowledge and experience in financial and business matters that it is capable of evaluating, and that it has had the opportunity to evaluate, the merits and risks of its investment in the Shares.

            e. ATS hereby represents and warrants that its most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q as filed with the SEC do not, as of their respective filing dates, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. S&N acknowledges receipt of a copy of ATS' most recent annual report and quarterly report filed by ATS with the SEC.

            f. ATS and S&N will enter into a customary Stock Purchase Agreement to evidence this sale and purchase of the Shares.

     2.     Expanded Field of Use.  The Dermagraft Agreements shall be
            ---------------------
modified to accomplish an expansion of the field of use for the ATS Technology to include uses for the treatment of the Subject Wound Care Applications.

     3.     Expanded Products.
            -----------------
            a. The Dermagraft Agreements shall be modified to accomplish an expansion of the products covered by the Dermagraft Agreements (to expand beyond the Dermagraft product) to include the Dermagraft-TC product for use for treatment of the Subject Wound Care Applications. The product name for the Dermagraft-TC product shall be changed worldwide by mutual agreement to a different name (e.g., "TransCyte").

            b. Additionally, the Dermagraft Agreements shall be modified to accomplish an expansion of the products covered by the Dermagraft Agreements to include all Future Products for which the U.S. Partnership (and/or the International Partnership) pays all of the future costs to develop, and ATS shall not be entitled to receive any additional milestone payments for the addition of such Future Products. The U.S. Partnership and the International Partnership shall have the first priority right to develop and commercially exploit each proposed Future Product.

            c. With respect to any Excluded Product for which ATS pays the costs of development, ATS shall be entitled to receive additional milestone payments if such Excluded Product is later added to the Dermagraft Agreements. Additionally, ATS (and its Affiliates) shall comply with the provisions in
Section 8.6.2(c) of the U.S. Partnership Agreement if the Excluded Product is also a Competitive Product.

     4.     Marketing and Sales.
            -------------------
            a. Pursuant to the Dermagraft Agreements, and as part of the business of the U.S. Partnership and the International Partnership, Affiliates of S&N have exclusive responsibilities and rights for marketing and selling the Subject Product (Dermagraft used for diabetic foot ulcers) on a worldwide basis. The same shall be true for the expanded fields of use for Dermagraft as set forth in Section 2 hereof for the Subject Wound Care Applications, and for the Future Products which are added to the Dermagraft Agreements. The same shall also be true for the Dermagraft-TC product which is being added to the Dermagraft Agreements pursuant to Section 3 hereof, for the Subject Wound Care Applications, except as specified in Section 4b hereof. All of such marketing and selling activities shall be conducted in accordance with, and subject to, the terms of the Dermagraft Agreements, as amended.

            b. ATS (or its designated Affiliates) shall retain the exclusive right to market and distribute the Dermagraft-TC product for partial and full thickness burns in the United States. Until changes are made pursuant to
Section 10 hereof, the Dermagraft-TC product shall be manufactured by ATS (or its Affiliate) and then sold and supplied to the International Partnership and/or the U.S. Partnership, at a transfer price that reflects the full cost of manufacture. Once changes are made pursuant to Section 10 hereof for the U.S. Partnership (and/or the International Partnership) to acquire manufacturing equipment and facilities from ATS, then the U.S. Partnership (and/or the International Partnership) shall manufacture the Dermagraft-TC product, and other fibroblast-based products, to be sold and supplied to ATS (or its Affiliates) at a transfer price that reflects, at a minimum, the full cost of manufacture.

     5.     Milestones.  S&N (or an Affiliate of S&N) will pay or cause to be
            ----------
paid to ATS (or an Affiliate of ATS if so designated by ATS) either directly or through the Dermagraft Partnerships created by the U.S. Partnership Agreement and the International Partnership Agreement, the following milestone payments:

            a.   $15 million cash on the earlier of (i) January 4, 1999, or
(ii) within five days after S&N receives documentary confirmation from ATS that a PMA approval has been granted for selling Dermagraft for diabetic foot ulcers in the United States.

            b. $3 million cash within five days after S&N receives documentary confirmation from ATS that a PMA approval has been granted for selling Dermagraft for venous ulcers in the United States.

            c. $3 million cash within five days after S&N receives documentary confirmation from ATS of Medicare Coverage for the use of Dermagraft for venous ulcers.

            d. $5 million cash within five days after S&N receives documentary confirmation from ATS that a PMA approval has been granted for selling Dermagraft for pressure ulcers consistent with the patient population covered by the protocol of the clinical trial (which shall include a majority of patients with full thickness, stage III pressure ulcers).

            e. $5 million cash within five days after S&N receives documentary confirmation from ATS of Medicare Coverage for the use of Dermagraft for pressure ulcers.

            f. $10 million cash within thirty days after S&N receives documentary confirmation from ATS that the net sales of Dermagraft-TC for pressure ulcers for any consecutive twelve-month period has reached $50 million.

            g. The existing milestone payments schedule set forth in the Dermagraft Agreements provide, in general, for a $10 million milestone payment when worldwide annual sales within any consecutive twelve-month period (a "12-Month Period") of the Subject Product reach $100 million, and for an additional $10 million milestone payment each time such sales for a 12-Month Period are increased by another $100 million, for up to $50 million of milestone payments when $500 million of worldwide sales for a 12-Month Period are achieved. Said milestone payment schedule shall be modified to provide that when the worldwide sales for a 12-Month Period for the Subject Product and the Expanded Products reach $50 million, then a $5 million milestone payment shall be made, with an additional $5 million milestone payment each time worldwide sales for a 12-Month Period are increased by another $50 million for the Subject Product and the Expanded Products, up to a maximum of $100 million of milestone payments when the worldwide sales for a 12-Month Period of the Subject Product and the Expanded Products have reached $1 billion. The calculation of said worldwide sales for a 12-Month Period shall include the aggregate, combined total Net Sales (as defined in the Dermagraft Agreements) of the aggregate of the Subject Product and the Expanded
Products, made worldwide to third parties and/or to end users, by the U.S. Partnership, the International Partnership, S&N and their Affiliates and sublicensees, during any twelve consecutive months, but excluding ATS sales in the United States for Dermagraft-TC as specified in Section 4(b) hereof.
At the election of S&N, the required milestone payments may be allocated and paid by S&N (and its Affiliates) via the U.S. Partnership and the International Partnership.

            h.   The existing milestone payments in the Dermagraft Agreements
(i) for $5 million for a PMA approval for Dermagraft for diabetic foot ulcers, and (ii) for $5 million for Medicare Coverage for Dermagraft for diabetic foot ulcers, shall remain in effect and be payable as stated in the Dermagraft Agreements.

     6.     Funding Expenses for Clinical Trials.  With respect to the
            ------------------------------------
expenses for conducting clinical trials and related regulatory support for the use of Dermagraft and/or Dermagraft-TC, for the treatment of venous ulcers and pressure ulcers indications, ATS (or its Affiliates) shall provide the cash funds and bear the expense to pay the first $6 million of these expenses incurred from and after January 1, 1998. Said $6 million of expenses shall be specially allocated to ATS as an expense for accounting and tax reporting purposes. In calculating said expenses, all reasonable and preagreed direct and indirect costs shall be included and aggregated, including general overhead costs reasonably and appropriately allocated for conducting and supporting said clinical trials and related regulatory support. All additional such expenses beyond the initial $6 million for conducting said clinical trials shall be borne by the U.S. Partnership and the International Partnership, with the Affiliates of ATS and S&N each bearing a one-half share through said partnerships.

     7.     First Negotiation Rights.
            ------------------------
            a. The parties acknowledge that gene therapy/delivery applications for the Dermagraft product and/or the Dermagraft-TC product constitute Excluded Applications and are not covered by this Agreement or the Dermagraft Agreements. ATS hereby grants to S&N a first right of negotiation with respect to any commercial or technical exploitation (including a sale, partial sale, or partnering arrangement) which ATS (or its Affiliates or sublicensees) may develop or pursue with respect to gene therapy/delivery applications for the ATS Technology applicable for any Wound Care Applications (except for Excluded Products). S&N shall have a ninety-day right of first negotiation with respect thereto, commencing upon S&N receiving a written notice (the "First Rights Notice") from ATS specifying in general terms (i) the nature of the transaction, (ii) the structure of transaction and (iii) the financial terms which ATS is willing to consider. This first right of negotiation shall be for S&N to negotiate to pursue said gene therapy/delivery applications in a venture with ATS (and not independent of ATS) in a manner similar to the Dermagraft Agreements, or in such other manner as may be mutually approved by both parties.

            b. ATS shall not enter into any such commercial or technical exploitation agreement with a third party for gene therapy/delivery applications for the ATS Technology applicable for any Wound Care Applications (except for Excluded Products) on terms more favorable to the third party than were the terms specified by ATS in the most recent First Rights Notice given to S&N.

     c. ATS shall not give the First Rights Notice to S&N and ATS shall not enter into any third party agreement as referenced in Section 7(b) hereof until after thirty (30) months following the date hereof.

     8.     Competitive Products.  The definition of "Competitive Product" in
            --------------------
the Dermagraft Agreements (e.g., at Section 8.6.2(c) of the U.S. and International Partnership Agreements) and this Agreement shall be revised to read as follows with respect to the Expanded Products only (the definition with respect to the Subject Product shall not change):

     "Competitive product" for Expanded Products shall mean a product (excluding Existing S&N Products) which is likely to be in competition with the Expanded Products, and "competition" for this purpose shall mean a biologically active product, excluding growth factors, growth factor substitutes, cytokines, enzymes, enzyme inhibitors, agents for gene therapy, established or new synthetic chemical entities, bio-materials and bio-material composites, and also excluding any "Updated Existing S&N

     Products" (as defined on Exhibit A-1 attached hereto), used in the treatment of the Subject Wound Care Applications
     (excluding diabetic foot ulcers)."

     9.     Failure to Commercialize.  In addition to any other rights of ATS
            ------------------------
under any of the Dermagraft Agreements, in the event that S&N (or its Affiliates) fails to use commercially reasonable efforts to pursue the material components of the Business Plan for the U.S. Partnership and the International Partnership, and such failure materially adversely affects the business of the Partnerships, and which failure shall continue for a period of six (6) months after written notice thereof from ATS, then ATS and S&N shall mutually implement a cessation of the U.S. Partnership and the International Partnership in accordance with Section 12.4.4 of the respective partnership agreements (Mutual Cessation of Operations).

     10.    Business Reorganization.  In order to more efficiently operate
            -----------------------
and manage the expanded business of the International Partnership and the U.S. Partnership with respect to the Expanded Products, as contemplated by this Agreement, the parties shall pursue good faith discussions and analysis for establishing revised organizational, operational, management, and facilities structures, with a goal of having the business operations of the U.S. Partnership and the International Partnership become closer to a "free standing" business unit by no later than July 1, 1999. In this regard, the parties shall consider transferring for value the facilities and equipment used for the manufacture of the Dermagraft product and the Dermagraft-TC product into said free standing business unit.

     11.    Press Release.  Promptly following the execution of this Agreement
            -------------
by the parties, ATS and S&N shall each issue a press release substantially in the form as approved by both ATS and S&N.

     12.    Implementing Documents.  The parties will pursue good faith
            ----------------------
negotiations and analysis to enter into amendments to the existing Dermagraft Agreements, in order to implement and to carry out the purposes and intentions of this Agreement. In the meantime, any conflict or inconsistencies between the terms of this Agreement and the terms of the Dermagraft Agreements shall be controlled by the terms of this Agreement.

     13.    Governing Law.  This Agreement shall be construed and enforced in
            -------------
accordance with the laws of the State of Delaware.

     14.    Arbitration.  Any disputes arising with respect to this Agreement
            -----------
shall be resolved through binding arbitration by a single, qualified arbitrator selected from a list of three candidates furnished by the President of the Health Industry Manufacturing Association ("HIMA"). If the President of HIMA is unwilling or unable to provide a list of candidates, the candidates shall be proposed by the American Arbitration Association ("AAA"), Chicago, Illinois, from its Complex Dispute Panel. The arbitration proceedings shall be conducted in accordance with the then current Commercial Rules of Arbitration of the AAA, or in accordance with such other rules or procedures as the arbitrator may specify. If the parties do not promptly select an arbitrator, the arbitrator shall be selected by AAA. The arbitration shall take place in Chicago, Illinois, U.S.A. Each party shall bear all of its own arbitration expenses, plus one-half of the arbitrator's fee.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth above.

                         ADVANCED TISSUE SCIENCES, INC.

                              By: ____________________________________


                         SMITH & NEPHEW plc

                              By: ____________________________________


                         ATS DERMAGRAFT, INC.

                              By: ____________________________________


                         SMITH & NEPHEW SNATS, INC.

                              By: ____________________________________

                                  EXHIBIT  A
                                  Definitions


     "12-Month Period" means a period of any twelve consecutive months.

     "Affiliate" means (i) any entity directly or indirectly controlling, controlled by, or under common control with another entity, (ii) any person or entity owning or controlling 50% or more of the outstanding voting securities of an entity, or (iii) any officer, director or partner of an entity. "Control" means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

     "ATS Technology" means ATS patented technology and related technology, know-how, methods, procedures and licenses for developing and selling cell based and/or tissue engineered, three-dimensional tissues on biocompatible matrices, to the extent said technology is useful for the Subject Wound Care Applications. The patent rights from which the ATS Technology is derived are listed on Exhibit B attached to the U.S. License Agreement. The ATS Technology shall include all U.S. divisions, continuations, reissues and extensions which are derived from the patents and patent applications pertaining to the technology, patents and applications listed on said Exhibit
B. The ATS Technology available for use pursuant to this Agreement is limited to the Subject Wound Care Applications.

     "Dermagraft(R)" means the ATS dermal tissue replacement product which is formulated through the ATS Technology.

     "Dermagraft Agreements" means the agreements described in Recital A above.

     "Dermagraft-TC(TM)" means the ATS human fibroblast-derived temporary skin substitute product which is formulated through the ATS Technology.

     "Excluded Applications" means the use of ATS Technology (including Dermagraft and/or Dermagraft-TC) for (i) injectible collagen, (ii) gene therapy/delivery, (iii) dental applications, (iv) cosmetic surgery for the enhancement of normal tissue (but not the treatment of skin tissue defects or post-surgical or post-trauma skin tissue rehabilitation), and (iv) ostomy applications.

     "Excluded Products" means Future Products for which both the U.S. Partner-ship and the International Partnership decides to decline to pay the future costs to develop, and ATS then pays the costs to develop.

     "Expanded Products" means (i) the Dermagraft product used for treatment of all Subject Wound Care Applications, except for diabetic foot ulcers, and
(ii) the Dermagraft-TC product used for treatment of all Subject Wound Care Applications, and (iii) Future Products.

     "First Rights Notice" is defined in Section 7 hereof.

     "Future Products" means all products (beyond the Dermagraft product and the Dermagraft-TC product) developed from the ATS Technology for use in the Subject Wound Care Applications, including products already in the course of development as of the date hereof (other than Excluded Products).

     "Medicare Coverage" means that the product is reimbursable by the United States Medicare program, following the general concepts as specified in the Dermagraft Agreements to the extent applicable.

     "Permitted Sale Date" is defined in Section 1(c) hereof.

     "PMA" means a Pre-Market Approval application submitted to the United States Food and Drug Administration.

     "SEC" is defined in Section 1(b) hereof.

     "Subject Product" means Dermagraft used for the treatment of diabetic foot ulcers.

     "Subject Wound Care Applications" means all Wound Care Applications except for the Excluded Applications and the Excluded Products.

     "Wound Care Applications" means applications of the ATS Technology
(e.g., Dermagraft, Dermagraft-TC and Future Products) for the medical care and treatment of skin tissue wounds on humans. Without limiting the generality of the foregoing, Wound Care Applications includes diabetic ulcers, pressure ulcers, venous ulcers, burns (partial thickness and full thickness), cosmetic surgery for skin tissue defects or post-surgical or post-trauma skin tissue rehabilitation (but not cosmetic surgery for the enhancement of normal skin tissue (e.g., chemical peels and laser resurfacing) and ostomy applications.

                                  EXHIBIT A-1
                                  (Section 8)

                         Updated Existing S&N Products


     1. Those Existing S&N Products as defined in the U.S. Partnership Agreement at Section 8.6.2(c).

     2. Those products which S&N and its Affiliates (i) currently are selling as of January 14, 1998, as more fully described on Schedule 1 to be delivered to ATS within the next 30 days, or (ii) as of January 14, 1998, have been the subject of an active research and development project, as demonstrated by historical laboratory, clinical, developmental, financial or other records of S&N and its Affiliates.

                                  EXHIBIT  B

                        Definition of Material Changes
                                 (Section 1c)


     1. ATS publicly announces a proposed merger of ATS with another company, pursuant to which the former shareholders of ATS will own less than 75% of the combined voting equity of the merged entity.

     2. ATS sells its voting equity stock to a party such that the party (and its Affiliates) owns more than 25% of all of the ATS voting equity stock.

     3. ATS sells a component or components of the ATS business over a rolling 12-month period for consideration in excess of 33% of the total ATS market capitalization at the time of the public announcement of the sale. (A licensing transaction for a strategic alliance in which ATS will continue to be involved is not a sale for purposes of this section.)

     4. The termination of either Arthur J. Benvenuto or Gail K. Naughton as executives of ATS, without a mutually acceptable replacement executive being hired by ATS, with S&N's acceptance (or disapproval) to be given based upon S&N's good faith and reasonable discretion.

     5. The share price for ATS common stock falls below $6.00 for two consecutive days, as shown on last reported sale for the day on the Nasdaq National Market.

     6. The ATS Board of Directors decides, and makes a public announcement of said decision, to make a fundamental change in the business of ATS such that ATS' focus is no longer principally in the area of human tissue engineered products.